EXHIBIT 10.2

                             AMENDMENT NO. 1 TO

                            PIER 1 IMPORTS, INC.
                       1989 EMPLOYEE STOCK OPTION PLAN


     This Amendment No. 1 to the Pier 1 Imports, Inc. 1989 Employee Stock Option Plan (the "Plan"), effective June 27, 1996, amends the Plan as set forth below:

  1.  Section 2(f) of the Plan is amended to read as follows:

       "Disinterested Person" means a person who qualifies as (i) a "disinterested person" under Rule 16b-3 promulgated under the Exchange Act or any successor provision and (ii) an "outside director" under Treasury Regulations Section 1.162-27 promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor provision.

  2. The first clause of the fourth sentence of Section 3 is amended to read as follows:

       The Committee shall have full and final authority in its discretion, subject to the provisions of the Plan, to determine the Participants to whom, and the time or times at which, options shall be granted and the number of shares and purchase price of Common Stock covered by each option, provided that no person shall be granted options which in the aggregate exceed fifteen percent (15%) of the shares of Common Stock authorized for issuance from time to time under the Plan;

  3. The first sentence of Section 5 of the Plan is amended to read as follows:

       The aggregate number of shares of the Company's Common Stock which may be issued upon the exercise of options shall not exceed three million (3,000,000), subject to adjustment under the provisions of Paragraph 8.

  4. The second sentence of Section 12 of the Plan is amended to read as follows:

       Unless sooner terminated hereunder, the Plan shall terminate on June 30, 2004.